Exhibit 99.1

Climb Bio Reports First Quarter 2026 Financial Results and Provides Business Updates

Robust B-cell depletion observed with budoprutug subcutaneous formulation in healthy volunteers, supporting continued development

CLYM116 modeling and initial Phase 1 safety data to be presented at ERA 2026 with initial Phase 1 PK/PD data expected mid-2026

Budoprutug pMN, ITP, and SLE clinical trials enrolling to plan; anticipate data from all ongoing trials in 2026

Secured $110 million private placement led by top-tier healthcare investors

WELLESLEY HILLS, MASS., (GLOBE NEWSWIRE) – May 7, 2026 – Climb Bio, Inc. (Nasdaq: CLYM), a clinical-stage biotechnology company developing therapeutics for patients with immune-mediated diseases, today reported financial results for the first quarter ended March 31, 2026, and provided business updates.

“During the first quarter, we continued to execute on a focused development strategy aimed at generating clear clinical and translational data across our two programs,” said Aoife Brennan, M.B., Ch.B., President and Chief Executive Officer of Climb Bio. “For budoprutug, our anti‑CD19 monoclonal antibody, we recently hosted an R&D Spotlight highlighting our clinical progress, including topline data from the subcutaneous formulation and the broader potential opportunity for CD19 targeting in autoimmune disease. With multiple studies underway, we believe we are well positioned to assess the potential of budoprutug across several indications with significant unmet need. In parallel, we continue to advance CLYM116, our anti‑APRIL monoclonal antibody, and look forward to sharing additional data on this program in the coming months. As we move through 2026, we remain focused on disciplined execution and building a robust data foundation to inform the long‑term potential of both programs.”

Budoprutug Program Updates and Anticipated Milestones

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Budoprutug CD19 R&D Spotlight held May 5, 2026. The Company held a webcast to review the development strategy and program updates for budoprutug, the potential opportunity presented by targeting CD19, and anticipated upcoming data readouts.
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Presented data from Phase 1 trial of subcutaneous (SC) formulation in healthy volunteers. At the recent R&D Spotlight the Company shared data from the completed Phase 1 trial of budoprutug’s SC formulation. Data demonstrated robust B-cell depletion that was similar between SC and intravenous (IV) administration at matched doses. These results, together with a favorable pharmacodynamic and tolerability profile, support advancement into an autoimmune patient study to evaluate full B-cell depleting doses and optimal dosing regimen. Plan to initiate a multiple-dose study of the SC formulation in autoimmune patients.
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PrisMN Phase 2 primary membranous nephropathy (pMN) trial, enrollment ongoing; Fast Track Designation (FTD) granted by FDA. PrisMN is a global open-label, dose-ranging Phase 2 study designed to evaluate pharmacodynamics (including B cells, anti-PLA2R (Phospholipase A2 Receptor), and total immunoglobulin) and preliminary efficacy (including complete and partial remission) in pMN patients with persistent proteinuria despite optimized renin-angiotensin-aldosterone system (RAAS) inhibition, and to identify a dose for Phase 3 clinical development. In April, the U.S. Food & Drug Administration (FDA) granted FTD to budoprutug for the treatment of pMN.Anticipate initial data, including preliminary B cell and anti-PLA2R data from low dose cohort (200mg at 12-24 weeks), in Q4 2026.
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Phase 1b/2a immune thrombocytopenia (ITP) trial, enrollment ongoing. This global open-label, dose-escalation Phase 1b/2a trial of budoprutug in previously treated patients with ITP is designed to evaluate safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), and preliminary efficacy, including B-cell depletion and platelet counts. Data from this trial are expected to provide a deeper understanding of budoprutug activity and dosing and will help inform future development. Anticipate initial data, including initial B-cell depletion and platelet data from the low dose cohort (250mg at 24 weeks), in June 2026
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Global Phase 1b systemic lupus erythematosus (SLE) trial, enrollment ongoing; China Phase 1b/2a SLE trial, in study start-up. The global, open-label, dose-escalation Phase 1b trial of budoprutug in moderate to severe SLE is designed to evaluate safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy, including B-cell depletion, autoantibody levels, and clinical activity. The parallel China Phase 1b/2a trial in SLE is anticipated to provide complementary data and will also seek to enroll SLE patients with lupus nephritis. Data from these trials are expected to provide insights into budoprutug activity and will also help to inform future development efforts for our program broadly. Anticipate initial B cell data from the Global study, in Q4 2026 and anticipate first patient dosed in China SLE study in Q2 2026.

CLYM116 Program Updates and Anticipated Milestones

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Climb Bio to present modeling data for CLYM116 at the upcoming European Renal Association Congress in June. These data will include PK and PD modeling from nonhuman primates to humans, as well as initial safety data from the ongoing Phase 1 study in healthy volunteers.
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Phase 1 healthy volunteer study, enrollment ongoing. This Phase 1 trial in healthy volunteers is evaluating safety, pharmacokinetics, and pharmacodynamics of CLYM116. Separately, the Company’s partner, Beijing Mabworks Biotech Co., Ltd. (NEEQ Code: 874070, Mabworks), continues to enroll its Phase 1/2 study consisting of a single ascending dose study in healthy volunteers, followed by a multiple ascending dose study in IgAN patients. Anticipate initial PK/PD data from Phase 1 healthy volunteer study in mid-2026.

Corporate Updates

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On April 29, 2026, the Company completed a private placement financing, generating approximately $110 million in gross proceeds, further strengthening the balance sheet ahead of multiple anticipated data readouts.

Fourth Quarter and Full Year 2025 Financial Results and Guidance

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Cash Position: Cash, cash equivalents, and marketable securities were $146.3 million as of March 31, 2026. Based on its current operating plan, the Company expects this balance to fund operations into 2028, excluding the gross proceeds received from the April 2026 private placement. The Company is currently evaluating the impact of the recently completed financing on its operating plan and expects to provide updated cash runway guidance at a later date.
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Research and Development (R&D) expenses: R&D expenses were $9.4 million for the three months ended March 31, 2026, compared to $17.3 million for the comparable period in 2025, including the $9 million upfront payment to Beijing Mabworks Biotech Co., Ltd. as part of the license agreement for CLYM116.
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General and Administrative (G&A) expenses: G&A expenses were $5.8 million for the three months ended March 31, 2026, compared to $6.0 million for the comparable period in 2025.
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Other income, net: Other income, net was $1.5 million for the three months ended March 31, 2026, compared to $2.2 million for the comparable period in 2025.

About Climb Bio, Inc.
Climb Bio, Inc. is a clinical-stage biotechnology company with a mission to deliver high impact, disease-modifying medicines for individuals living with immune-mediated diseases, including those affecting kidney health. The Company’s pipeline includes, budoprutug, an anti-CD19 monoclonal antibody that has potential to treat a broad range of B-cell mediated diseases, and CLYM116, an anti-APRIL monoclonal antibody being developed for IgA nephropathy. For more information, please visit climbbio.com.

About Budoprutug
Budoprutug is a clinical-stage, anti-CD19 monoclonal antibody with the potential to address a broad range of B-cell mediated, immune-driven diseases. Designed with enhanced effector function and low picomolar affinity, budoprutug targets and depletes CD19-expressing B cells, including plasmablasts and certain plasma cells, key sources of pathogenic autoantibodies. Early clinical data suggest budoprutug may offer durable B-cell depletion, rapid reductions in autoantibodies, and clinical remission in primary membranous nephropathy (pMN). Budoprutug is being evaluated in clinical trials for pMN, immune thrombocytopenia (ITP), and systemic lupus erythematosus (SLE). A subcutaneous formulation is also in development to enable broader patient access. Budoprutug has been granted Orphan Drug Designation and Fast Track Designation by the FDA for the treatment of pMN.

About CLYM116

CLYM116 is a clinical-stage monoclonal antibody targeting APRIL (A Proliferation-Inducing Ligand), a key driver of pathogenic B-cell activity in autoimmune diseases. CLYM116 employs a novel pH-dependent bind-and-release ‘sweeper’ mechanism to potently block APRIL signaling, promote lysosomal degradation of APRIL, and recycle the antibody to extend its half-life. This differentiated design offers the potential for rapid, deep, and durable inhibition of APRIL with a favorable safety profile and less frequent dosing. CLYM116 is being advanced for the treatment of IgA nephropathy (IgAN) and may also have broader utility across other B-cell mediated diseases where APRIL plays a critical role.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: future expectations, plans and prospects for Climb Bio; expectations regarding the therapeutic benefits, clinical potential and clinical development of budoprutug and CLYM116; the anticipated timelines for initiating Climb Bio’s Phase 1b/2a clinical trial of budoprutug in systemic lupus erythematosus in China; the anticipated timelines for announcing data from Climb Bio’s ongoing and planned clinical trials and Beijing Mabworks Biotech Co., Ltd.’s (“Mabworks”) Phase 1/2 trial of CLYM116; the anticipated benefits of Climb Bio’s technology transfer and exclusive license agreement with Mabworks; the sufficiency of Climb Bio’s cash resources for the period anticipated; the impact of the proceeds from the April 2026 private placement on Climb Bio’s balance sheet; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “will,” “working” and similar expressions. Forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. Climb Bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with: the ability of Climb Bio to timely and successfully achieve or recognize the anticipated benefits of its acquisition of Tenet Medicines, Inc. and its technology transfer and exclusive license agreement with Mabworks; Climb Bio’s ability to advance budoprutug and CLYM116 on the timelines expected or at all and to obtain and maintain necessary approvals from the U.S. Food and Drug Administration and other regulatory authorities; obtaining and maintaining the necessary approvals from investigational review boards at clinical trial sites and independent data safety monitoring boards; replicating in clinical trials positive results found in early-stage clinical trials or nonclinical studies; competing successfully with other companies that are seeking to develop treatments for primary membranous nephropathy, immune thrombocytopenia, systemic lupus erythematosus, IgA nephropathy and other immune-mediated diseases; maintaining or protecting intellectual property rights related to budoprutug, CLYM116 and/or its other product candidates; the outcome of any legal proceedings or other disputes; managing expenses; changes in applicable laws or regulation; the possibility that Climb Bio may be adversely affected by other economic, business and/or competitive factors; and raising the substantial additional capital needed, on the timeline necessary, to continue development of budoprutug, CLYM116 and any other product candidates Climb Bio may develop. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Climb Bio’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Climb Bio’s most recent filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Climb Bio’s views as of the date hereof and should not be relied upon as representing Climb Bio’s views as of any date subsequent to the date hereof. Climb Bio anticipates that subsequent events and developments will cause Climb Bio’s views to change. However, while Climb Bio may elect to update these forward-looking statements at some point in the future, Climb Bio specifically disclaims any obligation to do so, except as required by law.

Investors and Media

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

Climb Bio, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2026	December 31, 2025
Assets
Cash, cash equivalents and marketable securities	$146,305	$160,652
Other assets	6,067	7,092
Total assets	$152,372	$167,744
Liabilities and stockholders’ equity
Liabilities	$4,287	$7,269
Total stockholders’ equity	148,085	160,475
Total liabilities and stockholders’ equity	$152,372	$167,744

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$9,373	$17,327
General and administrative	5,838	5,691
Total operating expenses	15,211	23,018
Loss from operations	(15,211)	(23,018)
Other income, net	1,489	2,237
Net loss	$(13,722)	$(20,781)
Net loss per share, basic and diluted	$(0.20)	$(0.31)